EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1 A, as it may be amended, of our Independent Auditor's Report dated August 13, 2015 relating to the balance sheet of United Group Fund, Inc. as of June 30, 2015, and the related statements of operations, changes in stockholders' equity, and cash flows for the period June 5, 2015 (inception) through June 30, 2015, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 22, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com